Exhibit 99.1

Press Release	Source: Stellar Pharmaceuticals Inc.

Stellar Pharmaceuticals Issued Uracyst®
Patents in the United States and China

LONDON, ONTARIO — July 28, 2010 -- Stellar Pharmaceuticals Inc. (OTCBB:SLXCF) ("Stellar" or "the Company"), a Canadian pharmaceutical developer and marketer of high quality, cost-effective products for select health care markets, announced today that it has now been issued patents (“the patents”) that are central to one of its lead products, Uracyst® (a sterile sodium chondroitin sulfate solution, 2%) for the treatment of interstitial cystitis/painful bladder syndrome ("IC/PBS"), by both the Chinese Patent Office and the U.S. Patent and Trademark Office.  As previously disclosed, the issuance of the patents had been subject to the Company completing final formalities, including the payment of applicable fees.

The Chinese Letters Patent No. 1758920 covers pharmaceutical compositions that comprise the greater and superior dosage size of chondroitin sulfate, and the use of those compositions for the treatment of IC/PBS.  The U.S. Patent No. 7772210, entitled "Cystitis Treatment with High Dose Chondroitin Sulfate," describes the treatment of IC/PBS by instillation of an optimized dose of chondroitin sulfate.

Peter Riehl, Stellar's President and Chief Executive Officer, commented, "As awareness and acceptance of Uracyst® as the preferred treatment for IC/PBS continues to grow amongst physicians and patients in global markets, it is important this opportunity is well protected.  With patents already issued in Canada, the United States (a low dose patent) and Australia, and with numerous additional international patents pending, these two additional patents expand Stellar’s already formidable intellectual property estate.”

About Uracyst®

It is believed that over 70% of IC/PBS patients have defects in their bladder glycosaminoglycan layers.  The glycosaminoglycan ("GAG") layer is a mucosal lining of the bladder that acts as a protective barrier against irritants and toxins in the urine and defends against bacterial adherence. When the GAG layer is damaged, these irritants and toxins in the urine seep through, causing an irritation to the bladder wall.  This results in increased frequency and urgency to void (up to 60 times a day).  Many IC/PBS patients also experience severe pelvic pain.  These symptoms can be debilitating and have a serious impact on a patient's quality of life.

Chondroitin sulfate (ChS) is believed to be the major GAG component responsible for the barrier function. Uracyst® was developed to replenish this defect in IC/PBS patients.

Page 2 - Release July 28, 2010

Uracyst® 2% (400 mg) ChS dose has been shown to be the ideal dosage to saturate the bladder, thus restoring the barrier function. Instilled fluid volume of Uracyst® 20 mL also allows patients to retain the treatment in the bladder for a longer period of time, enabling a better uptake of the delivered dosage and a faster onset of symptomatic relief.  Uracyst® is also one of the most cost effective treatments for these patients. Combine treatment efficacy with the most cost effective therapy and it becomes understandable why Uracyst® is becoming the product of choice in treating IC/PBS.

About Stellar Pharmaceuticals Inc.

Stellar has developed and is marketing direct in Canada, and in countries around the world through out-license agreements, three products based on its core polysaccharide technology: NeoVisc® and NeoVisc® Single Dose, for the symptomatic treatment of osteoarthritis; and Uracyst®, its patented technology for the treatment of interstitial cystitis (IC), an inflammatory disease of the urinary bladder wall. Both NeoVisc and Uracyst have their CE Mark certification for the European Community. Stellar also has an in-licensing agreement for NMP22® BladderChek®, a proteomics-based diagnostic test for the diagnosis and monitoring of bladder cancer. For more information, please visit the company's website at www.stellarpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations, to attract and retain qualified professionals, technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings.

CONTACTS:

Company Contact	Investor Contact
Peter Riehl	Stephen Kilmer
President & CEO	President
Stellar Pharmaceuticals Inc.	Kilmer Lucas Inc.
(519) 434-1540	(905) 690-2400 ext. 21
email – corpinfo@stellarpharma.com	email – stephen@kilmerlucas.com

- or -	Media Contact

Arnold Tenney	Leonard Zehr
Chairman	Managing Director
Stellar Pharmaceuticals Inc.	Kilmer Lucas Inc.
(416) 587-3200	(905) 690-2400 ext. 41
email - len@kilmerlucas.com